Exhibit 99.1

FOR IMMEDIATE RELEASE

NEXMED APPOINTS VIVIAN LIU AS CHIEF EXECUTIVE OFFICER

Company Provides Update from Annual Meeting of Stockholders

East Windsor, NJ, June 20, 2007 -- NexMed, Inc. (NASDAQ: NEXM), a developer of innovative transdermal treatments based on the NexACT® drug delivery technology, today announced that, effective June 18, 2007, Vivian Liu has been appointed as Chief Executive Officer. Ms. Liu succeeds Richard J. Berman, who was elected by the Board to serve as its non-executive Chairman. Mr. Berman had served as Chief Executive Officer of the Company since January 2006 and as a Director of NexMed since 2002.

At the Company’s June 18, 2007 Annual Meeting of Stockholders, Ms. Liu was also elected to the Board of Directors for a three-year term.

Commenting on today’s news, Mr. Berman noted, “It is with great pride that we announce Vivian as my replacement as Chief Executive Officer of the Company, and to welcome her to the Board. Since 1994, when Vivian joined NexMed, she has been an integral part of the executive management team and decision making process. In recent years, she helped re-shape the Company’s strategy and played a major role in solidifying our key partnership with Novartis for development of our anti-fungal product as well as in the positioning of our entire product pipeline. We look forward to Vivian’s stewardship as Chief Executive Officer and Board member.”

Ms. Liu said, “I am honored to be named as Chief Executive Officer of NexMed and am committed to the execution of our stated goals, including the ultimate approval and commercialization of our anti-fungal product with Novartis, as well as the clinical development of Alprox-TD and our ongoing partnering discussions for our product pipeline. I am happy to say that in pursuit of these goals, we have formed a Scientific Advisory Board headed by Board member Dr. David Tierney, whose mandate will be to work with the Company to identify and evaluate our opportunities going forward.”

Ms. Liu joined NexMed in 1994, and was appointed Executive Vice President and Chief Operating Officer in June 2006. Prior to that, she had served in various executive capacities, including Chief Financial Officer from 1999 to December 2005. Before joining NexMed, Ms. Liu was Senior Commercial Attaché at the Delegation of Quebec in Los Angeles. She received her MPA in International Finance from the University of Southern California and her BA from the University of California, Berkeley.

Also announced at the 2007 Annual Meeting, Martin R. Wade, III was elected to an additional three-year term on the Company’s Board of Directors. Mr. Wade has served on NexMed’s Board since June 2003. He is currently the Chief Executive Officer of Broadcaster, Inc. (BCSR.OB), an internet entertainment firm, and since 2000, has also served as the Chief Executive Officer of Bengal Capital Partners, LLC, a mergers and acquisitions firm.

Finally, at the 2007 Annual Meeting, the appointment of Amper, Politziner & Mattia, PC, as the Company’s independent, registered public accounting firm for the 2007 fiscal year was ratified by the Company’s Stockholders.

About NexMed
NexMed, Inc. is an emerging drug developer that is leveraging its proprietary drug technology to develop a significant pipeline of innovative pharmaceutical products to address significant unmet medical needs. The Company is also working with various pharmaceutical companies to explore the incorporation of NexACT® into their existing drugs as a means of developing new patient-friendly transdermal products and extending patent lifespans and brand equity. For further information about the Company, go to www.nexmed.com.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to its ability to maintain reduced expenditures, enter into partnering agreements, pursue growth opportunities, and/or other factors, some of which are outside the control of the Company.

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Company Contact: Mark Westgate, CFO NexMed, Inc. (609) 371-8123, ext: 159 mwestgate@nexmed.com	Investor Relations: Paula Schwartz Rx Communications Group, LLC (917) 322-2216 pschwartz@rxir.com